Exhibit 99.1

KULR Technology Group Announces Uplist to NYSE American Exchange

SAN DIEGO / GLOBENEWSWIRE / June 2, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced that, subject to meeting all requirements (including the price requirement) at the time of listing, the Company has been approved to uplist to the NYSE American Exchange. The ticker will remain unchanged, as “KULR,” and the stock is expected to commence trading at the opening of trading on June 7, 2021.

“I am very pleased to announce that KULR has been approved to begin trading on the NYSE American Exchange,” said Michael Mo, Co-Founder and CEO of KULR Technology Group. “This uplist to a senior U.S. exchange represents another important milestone in our Company’s history. I want to thank our employees for their hard work and perseverance in support of this great accomplishment, and concurrently, our shareholders for their patience and continued support of KULR. Trading on the NYSE will provide the Company more visibility to a much broader pool of investors and, in turn, increase liquidity. As a result, we are even more confident of KULR’s growth potential going forward.”

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com